Exhibit 99.1

WARNER MUSIC GROUP NAMES PATRICK VIEN AS CHAIRMAN AND

CHIEF EXECUTIVE OFFICER OF WARNER MUSIC INTERNATIONAL

NEW YORK, February 13, 2006—Warner Music Group Corp. (NYSE: WMG) today announced the appointment of Patrick Vien as Chairman and CEO of Warner Music International (WMI). Reporting to Edgar Bronfman, Jr., Chairman and CEO of WMG, Vien will join WMI immediately and will be based in New York City. Vien will succeed current Chairman and CEO, Paul-René Albertini.

Since 2004, Vien, 39, has been the President of NBC Universal’s Global Networks Division. At WMI, Vien will oversee WMG’s international recorded music business (ex-U.S.) conducted through various affiliates and licensees operating in more than 50 countries around the world.

In making the announcement, Edgar Bronfman, Jr. said, “We’re delighted to have Patrick Vien join WMG to lead our international recorded music operations. Patrick is a talented and accomplished entertainment executive with strong operational skills, and he brings to WMI a deep understanding of the opportunities that new and emerging technologies present global content businesses. With his extensive background in producing, distributing and marketing content in a dynamic international environment, and his strong relationships in the entertainment community, Patrick will be an invaluable addition to WMG as we continue our transformation into a diverse, music-based content company.”

Bronfman, Jr. continued, “Paul-René Albertini leaves WMI strongly positioned for continued success and creative achievement. I want to thank him for his years of service to all of our artists and for his commitment to successfully leading our international recorded music operations. On behalf of the entire company, we wish Paul-René the very best.”

Patrick Vien said, “Warner Music is one of the most progressive and innovative entertainment and content companies around, and I look forward to joining the leadership team at WMG and participating in the company’s ongoing transformation. I intend to leverage my international experience in the media sector to grow the company’s presence in markets outside of the United States, as well as build upon the company’s mission to find and nurture the world’s leading creative voices.”

As President of NBC Universal Global Networks, Vien was responsible for the division of the company that wholly owns and operates 11 television channels in territories around the world. Vien oversaw all aspects of programming, marketing, distribution and finance, and was charged with creating new channel brands for distribution platforms worldwide. The entertainment television channels under Vien’s supervision reached more than 70 million subscribers across 40 countries.

In addition to these responsibilities, Vien represented NBC Universal’s interests in several global joint ventures and, in this capacity, was a member of the board of directors of the Sundance Channel, HBO (Asia), HBO (China), Showtime and TV1 (Australia/NZ), LAPTV (Latin America), The History Channel (Germany, Austria and Switzerland) and Telecine (Brazil).

Before joining NBC Universal, Vien was President of Universal’s Television Network Enterprises where he led the operations of digital networks and new digital products, including the critically acclaimed channel TRIO: pop.culture.tv, Newsworld International (NWI), Crime TV, and an early video-on-demand service, Universal On Demand.

Prior to this position at Universal, Vien was President and COO of North American Television (NATV). During his tenure at NATV, Vien founded TRIO and NWI. After steering the two networks to profitability, Vien brokered their eventual sale to Barry Diller’s USA Networks in 2000.

Vien earned a master’s degree in business communications from the Annenberg School of Communications at the University of Southern California and graduated from McGill University in Montreal with a bachelor’s degree in economics. He is a member of the Young Presidents’ Organization, a global association of business leaders under the age of 50.

About Warner Music International (WMI)

Established in 1970 as WEA International, WMI promotes both U.S. and local repertoire around the world, which it distributes and markets across a network of affiliates and licensees in more than 50 countries. WMI has three regional offices covering Asia Pacific, Europe and Latin America. WMI’s international operations also include Warner Music Canada, Warner Vision, Warner Strategic Marketing, Warner Classics and digital business activities.

About Warner Music Group

Warner Music Group (WMG) became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Maverick, Nonesuch, Reprise, Rhino,

Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

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Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790
Will.Tanous@wmg.com	Jill.Krutick@wmg.com

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